Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated January 30, 2024, on the financial statements of Airborne Response Corp. at December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, included herein on the registration statement of Safe Pro Group Inc. on Form S-1 Amendment No. 2 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

August 2, 2024

2295 NW Corporate Blvd., Suite 240 ● Boca Raton, FL 33431-7326

Phone: (561) 995-8270 ● Toll Free: (866) CPA-8500 ● Fax: (561) 995-1920

www.salbergco.com ● info@salbergco.com

Member National Association of Certified Valuation Analysts ● Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide ● Member AICPA Center for Audit Quality